UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 24, 2010

LEAPFROG ENTERPRISES, INC.

(Exact name of registrant as specified in its chapter)

Delaware	1-31396	95-4652013
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6401 Hollis Street, Suite 100 Emeryville, California	94608-1071
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 420-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensation Actions

On February 24, 2010, our compensation committee approved a 2010 cash bonus plan for our executive officers. The potential size of the bonus pool is generally based upon the aggregate of the target bonuses for which each executive is eligible (expressed as a percentage of salary and set at 50% of base salary for executives other than William B. Chiasson whose target bonus was set at 75% of his base salary in connection with his new role as our CEO). The target bonus pool includes two components: a company performance component (for executive officers, representing 80% of their respective target bonuses), the funding of which is calculated by assessing company performance against two pre-determined financial measures as described below, and an individual component (for executive officers, representing 20% of their respective target bonuses), which will be funded to the extent we exceed a threshold end-of-year operating income level. After calculating the extent of the funding of the bonus pool, the pool is allocated among individuals based on an assessment of their work performance, as determined in the discretion of the compensation committee. Based on performance, executives may receive as end-of-year bonus awards a percentage of their respective overall target bonuses ranging from 0% to 150%.

For 2010, 50% of the funding of the company performance component of the bonus pool will be based on achievement of an operating income goal and 50% on achievement of a net sales goal. Threshold, target and “stretch” goals have been set for both operating income and net sales. Each of these two elements of the company performance component of the bonus plan would be funded at 0% if we did not achieve the threshold goal, at 50% if we achieved the threshold goal, and at 100% if we fully achieved the target goal. For achieving operating income or sales between the respective thresholds and targets, that element of the company performance component would be funded ratably. In addition, if we achieve more than the target goal for either of such elements, that element would be funded ratably up to a maximum level of 150% based on the difference between the target goal and the stretch goal. For example, achieving an operating income midway between the target goal and the stretch goal set by the bonus plan for the year would result in funding of 125% of the operating income element.

In addition, on February 24, 2010, our compensation committee determined that no bonuses would be paid to any executive officers under our 2009 bonus plan, and approved increasing Mark A. Etnyre’s annual base salary to $300,000 effective March 1, 2010 when he becomes our Chief Financial Officer.

Appointment of New Director

On February 25, 2010, our board of directors increased the number of directors authorized to serve on the board from eight to nine directors, and appointed William B. Chiasson to fill the new vacancy on the board, with such appointment to become effective March 1, 2010. The information concerning Mr. Chiasson’s compensation arrangements set forth in the sixth paragraph under Item 5.02 in our Current Report on Form 8-K filed with the SEC on February 12, 2010 is incorporated herein by this reference. Mr. Chiasson is not receiving any additional compensation in connection with his service on our board of directors. As noted in that Form 8-K, Mr. Chiasson’s appointment as a director was contemplated, subject to approval by the board, as part of his appointment on February 9, 2010 as our President and Chief Executive Officer effective March 1, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LeapFrog Enterprises, Inc.
(Registrant)

Date: March 2, 2010	By:	/s/ MARK A. ETNYRE
Mark A. Etnyre
Chief Financial Officer